


                                                                                                           Exhibit 11

                                                ALBEMARLE CORPORATION

                                    COMPUTATION OF EARNINGS PER SHARE - HISTORICAL

                               for the years ended December 31, 1996, 1995 and 1994 (1)

                                       (In thousands except per share amounts)

                                                                         Historical      Historical        Pro Forma
                                                                            1996             1995           1994 (1)
                                                                          --------         -------          -------
Net income                                                                $156,059         $78,230          $50,304
                                                                          ========         =======          =======

Average number of shares of common stock outstanding                        58,353          66,069           63,596

Shares issuable upon the assumed exercise of outstanding
   stock options                                                               489             283              208
                                                                          --------         -------          -------

Shares of common stock and common stock equivalents                         58,842          66,352           63,804
                                                                          ========         =======          =======

Earnings per share  (2)                                                   $   2.65         $  1.18          $   .79
                                                                          ========         =======          =======




Notes:

(1) Earnings per share is computed as if the Company's common stock distributed to Ethyl shareholders had been outstanding for the entire periods presented and also includes common stock equivalents based on outstanding stock options.

(2) Primary earnings per share and fully-diluted earnings per share are the same amounts and are computed based on net income.

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